UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 30, 2009

ADC Telecommunications, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Minnesota	0-1424	41-0743912
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

13625 Technology Drive, Eden Prairie, Minnesota		55344
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	952.938.8080

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.02 Termination of a Material Definitive Agreement.

On January 30, 2009 we terminated our Credit Agreement dated April 3, 2008 with certain institutional lenders, JPMorgan Chase Bank, N.A. as administrative agent, J.P. Morgan Securities as sole bookrunner and sole lead arranger, Wachovia Bank, N.A. as documentation agent and RBS Citizens, National Association as syndication agent (the "Credit Agreement"). The Credit Agreement was intended to provide us with a revolving credit facility in an aggregate amount of up to $200.0 million and included an option to increase the credit facility by up to an additional $200.0 million under certain agreed conditions. The Credit Agreement was secured and had a term of five years. Under the Credit Agreement we agreed to pay a commitment fee, which accrued at a rate that, depending on our total current leverage ratio, varied between 0.15% and 0.40% of the average daily amount available under the credit facility. We never borrowed any funds under the Credit Agreement. We terminated the Credit Agreement primarily because it was growing increasingly unlikely that we would be able to utilize the credit facility given the terms of the Credit Agreement and the present macro-economic conditions that are impacting our business adversely. We therefore had no reason to continue paying a commitment fee to keep the Credit Agreement in place. We incurred no material early termination penalties associated with the termination of the Credit Agreement.

For more information on the termination of the Credit Agreement, refer to the press release furnished as Exhibit 99.1 with this report.

Item 2.05 Costs Associated with Exit or Disposal Activities.

On January 30, 2009, we committed ourselves to a restructuring plan with respect to our business. While the details of the restructuring plan are not yet finalized, under the plan we will eliminate an as yet undetermined number of employment positions. A variety of internal and external factors, including, without limitation, the present macro-economic conditions that are impacting our business adversely were instrumental in our decision to commit to the restructuring plan. The restructuring plan is part of a broader ongoing effort to reduce our costs.

At this time we are unable to estimate the charges and related cash expenditures that will be associated with the restructuring plan. Presently we expect charges to be comprised almost entirely of cash restructuring charges (mostly related to severance payments). We expect to complete the restructuring plan during the second quarter of our 2009 fiscal year.

For more information on the restructuring plan, refer to the press release furnished as Exhibit 99.1 with this report.

Item 2.06 Material Impairments.

Based on a combination of factors, including current macro-economic conditions and a sustained decline in our stock price, we currently are conducting an interim goodwill impairment analysis to determine if it is necessary to record an impairment charge to reduce the book value of our goodwill and other long-lived assets related to one or more of our operating segments. We presently expect that the results of this analysis will result in a significant non-cash impairment charge in our first quarter financial results. The analysis will be completed in connection with the preparation of our financial statements for the first quarter of our fiscal 2009. We intend to report any such impairment charge when we release the financial results for the first quarter of our fiscal 2009. This currently is scheduled to occur on March 4, 2009.

For more information on the expected impairment charge to our goodwill, refer to the press release furnished as Exhibit 99.1 with this report.

Item 8.01 Other Events.

As detailed in the press release furnished as Item 99.1 with this report, we are updating our guidance on estimated financial results for our first quarter of fiscal 2009.

The information in this Report on Form 8-K contains forward-looking statements about our restructuring plan and potential impairment charges based on management's current beliefs and expectations about future events. The statements are based upon currently available information and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include those identified in the section captioned "Risk Factors" in Item 1A of our Annual Report on Form 10-K for the year ended October 31, 2008, as may be updated in Item 1A of our subsequent Quarterly Reports on Form 10-Q or other filings we make with the SEC. Investors are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADC Telecommunications, Inc.

February 2, 2009	By:	James G. Mathews

Name: James G. Mathews
Title: Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release dated February 2, 2009